EXHIBIT 3.1

                   [Letterhead of Bermuda Monetary Authority]

Form No. 7

                     Memorandum of Increase of Share Capital

                                     BERMUDA
                             THE COMPANIES ACT 1981
                   MEMORANDUM OF INCREASE OF SHARE CAPITAL OF

                           RenaissanceRe Holdings Ltd.
--------------------------------------------------------------------------------
                   (hereinafter referred to as "the Company")


DEPOSITED in the office of the Registrar of Companies on the 11th day of May, 1998 in accordance with the provisions of section 45(3) of the Companies Act 1981.


         Minimum Share Capital of the Company
         $12,000

         Authorised Share Capital of the Company              $200,000,000

         Increase of Share Capital as authorised
         by a resolution passed at a general
         meeting of the Company on the 5th                    $125,000,000
         day of May, 1998.                                    ------------

AUTHORISED SHARE CAPITAL AS INCREASED
                                                              $325,000,000
                                                              ------------

                                                   /s/ John D. Nichols, Jr.
                                                   ------------------------
                                                       Secretary

DATED THIS 11th day of May, 1998.


NOTE: This memorandum must be filed in the office of the Registrar of Companies within thirty days after the date on which the resolution increasing the share capital has effect and must be accompanied by a copy of the resolution and the prescribed fee.